Exhibit 10.33

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of July 28, 2006 by and among Monotype Imaging, Inc., a Delaware corporation (“Buyer”), and each of the shareholders of the Company (as defined hereinafter) listed on Schedule I attached hereto (the “Shareholders”). Capitalized terms shall have the meaning set forth in Section 7, unless otherwise defined.

WITNESSETH

WHEREAS, China Type Design Limited, a limited liability company incorporated under the laws of Hong Kong (the “Company”) has an authorized share capital of HK$9,033,758 divided into 10,000 ordinary shares of HK$1 each and 9,023,758 deferred shares of HK$1 each, all of which have been issued and fully paid up as at the date hereof.

WHEREAS, the Shareholders and the Buyer are the owners of the entire issued share capital of the Company; and

WHEREAS, subject to the terms and conditions hereof, the Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, all shares in the Company held by the Shareholders (collectively, the “Shares”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1 - PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares; Closing.

(a) Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, each Shareholder hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase from each such Shareholder, the respective number of Shares set forth opposite the name of such Shareholder on Schedule I hereto for an aggregate purchase price of US$4,293,000 (the “Aggregate Purchase Price”).

(b) The Shares shall be sold together with all benefits and rights attached therefore as at the date hereof free and clear of any and all liens, claims, options, charges pledges, security interest, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature (“Claims”) but subject to the rights, obligations, preferences and other terms set forth in the Memorandum and Articles of Association of the Company (the “Charter”) attached as Exhibit A hereto.

(c) In addition to the Aggregate Purchase Price, and in connection with the transaction contemplated under this Agreement and the Employment Agreements (as defined herein) and the Consulting Agreement (as defined herein), Monotype Holdings,

Inc. (“MHI”), on behalf of its wholly-owned subsidiary, the Buyer, shall issue subordinated convertible promissory notes in an aggregate principal amount of Six Hundred Thousand U.S. Dollars (US$600,000) to each of Chun Tak Chiu Ricky (in the principal amount of Two Hundred Eighty-Five Thousand U.S. Dollars (US$285,000)), Tsui Eddy Wing Keung (in the principal amount of Two Hundred Eighty-Five Thousand U.S. Dollars (US$285,000)), and Hui Tai Pang Robin (in the principal amount of Thirty Thousand U.S. Dollars (US$30,000)), in substantially the form attached hereto as Exhibits G-1 through G-3 (each, a “Convertible Note” and, collectively and together with the shares of common stock into which the Convertible Notes are convertible, the “Securities”).

(d) The completion of the sale and purchase of the Shares hereunder (the “Closing”) shall take place at the offices of Goodwin Procter LLP, counsel to the Buyer at 10:00 A.M. Boston time on the date hereof (the “Closing Date”).

(e) At the Closing, each Shareholder will deliver or cause to be delivered to Buyer one or more certificates representing the Shares being sold by such Shareholder as set forth on Schedule I hereto, together with the instrument of transfer and sold note in respect thereof duly executed by such Shareholder, which delivery, sale and transfer shall be made against payment of the purchase price therefor in accordance with Section 1.2.

1.2 Purchase Price; Escrow. (a) At the Closing, in consideration of the Shares being sold to Buyer by each Shareholder pursuant to this Agreement, Buyer shall pay to each Shareholder such Shareholder’s applicable portion of the Aggregate Purchase Price for the Shares being purchased by Buyer from such Shareholder hereunder in the amount set forth on Schedule I hereto opposite such Shareholder’s name under the heading “Consideration at Closing” by wire transfer of immediately available funds to the account(s) designated by such Shareholder (but in any case subject to such Shareholder’s escrow obligations pursuant to Section 1.2(b)).

(b) At the Closing, Buyer, the Shareholders and Mellon Trust of New England, N.A. (the “Escrow Agent”), as escrow agent, will execute an Escrow Agreement, substantially in the form of Exhibit B hereto (the “Escrow Agreement”), in accordance with which the Shareholders will out of the proceeds of the Aggregate Purchase Price received by them from the Buyer deposit in escrow with the Escrow Agent the aggregate sum of US$1,700,000 (the “Escrow Amount”), with (i) US$566,667 of such Escrow Amount to be held in escrow pursuant to the Escrow Agreement until the first anniversary of the Closing Date (the “First Escrow Release Amount”), and (ii) the remaining US$1,133,333 of such Escrow Amount to be held in escrow pursuant to the Escrow Agreement until the second anniversary of the Closing Date (the “Second Escrow Release Amount”), all as more fully set forth in the Escrow Agreement.

1.3 Further Assurances. From time to time after the Closing, at the request and cost of Buyer, and without further consideration, the Shareholders shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively carry out the terms and conditions of, and the transactions contemplated by, this Agreement.

1.4 Stamp Duty. All stamp duty and adjudication fee payable under applicable law in connection with the transfer of the Shares under this Agreement will be borne and paid by Buyer and the Shareholders in equal share.

1.5 Assignment of Intellectual Property by Abacus. Prior to the Closing, Abacus Systems Co. Ltd. (“Abacus”) shall have assigned all Intellectual Property Assets (as defined below) related to the Business (as defined below) owned by Abacus and which are used in, or are necessary for the operation of, the Business to the Company, all in a manner satisfactory to Buyer (the agreements effecting such assignment, collectively, the “Abacus Assignment Documents”).

1.6 Agreement with Creative Calligraphy Center. Prior to the Closing, the Company and Creative Calligraphy Center (“CCC”) shall have entered into a definitive agreement, in a form satisfactory to Buyer, governing CCC’s provision of services to the Company and addressing ownership of Intellectual Property Assets in a manner satisfactory to Buyer (the “CCC Agreement”).

Section 2 - Representations and Warranties of the Shareholders

In order to induce the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Shareholders, on a joint and several basis, hereby make to Buyer the representations and warranties contained in this Section 2. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Buyer pursuant to this Agreement (the “Disclosure Schedule”). For purposes of this Section 2 unless otherwise indicated, all references to the Company shall include all Subsidiaries (if any) of the Company and predecessors (if any). References to the knowledge or awareness of the Company are deemed to mean the actual knowledge of the Shareholders after reasonable inquiry.

2.1 Organization. The Company is a limited liability company incorporated and validly existing under the laws of Hong Kong with all requisite corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The Company is duly licensed or qualified to do business in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary. Since the date of its formation, the Company has conducted its business in accordance with Charter and other constitutional documents of the Company (collectively, together with the Charter, the “Constitutional Documents”) and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorized. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity.

2.2 Equity Interests of the Company; Beneficial Ownership. The authorized share capital of the Company consist solely of (a) Ten Thousand (10,000) ordinary shares, nominal value HK$1.00, all of which have been issued and fully paid-up, and (b) Nine Million Twenty-Three Thousand Seven Hundred Fifty-Eight (9,023,758) deferred shares, nominal value HK$1.00, all of which have been issued and fully paid-up. Immediately prior to the consummation of the transactions contemplated hereby, the issued shares of the Company will be held and owned legally and of record (and in respect of the Shares, also beneficially) by the Persons identified in Schedule 2.2 attached hereto and in the amounts indicated thereon. Immediately following the consummation of the transactions contemplated hereby (but subject to full payment of stamp duty and registration of the transfer of the Shares on the register of shareholders of the Company), all issued share capital of the Company will be held by Buyer, free and clear of any Claims subject to the rights, obligations and preference and other terms set forth in the Charter. Each Shareholder has title to the Shares set forth opposite its name on Schedule I attached hereto. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, shares of capital stock of, or any other equity interests of the Company.

2.3 Authority.

(a) The Company has full right, authority and power to enter into the Transaction Documents executed and delivered by the Company pursuant to, in connection with, or as a condition to, this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of each Transaction Document to which it is a party have been duly authorized by all necessary action of the Company and its directors and shareholders and no other action on the part of the Company or any of its directors or shareholders is required in connection therewith. For purposes of this Agreement, “Transaction Documents” means the Employment Agreements, the Consulting Agreement, the Abacus Assignment Documents, and the Escrow Agreement.

(b) The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under (a) the Constitutional Documents, (b) any material instrument, contract or other agreement to which the Company is a party or by which it is bound or to which it is subject (subject to the receipt of required consents, waivers or approvals of applicable third parties, each of which is listed on Schedule 2.3(b)), or (c) any law or statue or any rule, regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon or applicable to the Company or the Business.

(c) This Agreement and all agreements, documents and instruments executed and delivered by any Shareholder pursuant or as a condition hereto, or in connection herewith, including, without limitation, the Instrument of Transfer attached hereto as Exhibit E, the Bought and Sold Note attached hereto as Exhibit F and any

Transaction Document to which such Shareholder is a party, are valid and binding obligations of such Shareholder enforceable in accordance with their respective terms. Such Shareholder has full right, authority, power and capacity to enter into this Agreement and all agreements, documents and instruments executed and delivered by such Shareholder pursuant or as a condition hereto, or in connection herewith, including, without limitation, any Transaction Document to which such Shareholder is a party, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by such Shareholder of this Agreement and all agreements, documents and instruments executed and delivered by such Shareholder pursuant or as a condition hereto, or in connection herewith, including, without limitation, any Transaction Document to which such Shareholder is a party, and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of such Shareholder’s organizational, constitutional or trust documents, if applicable, or cause the creation of any Claim upon any of the assets or shares of capital stock of, or other equity interests of, the Company; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company or such Shareholder; (iii) require from the Company, any of its Subsidiaries or such Shareholder any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party, or (iv) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material, contract, agreement, permit, license, authorization, indebtedness or other obligation to which the Company, any of its Subsidiaries or such Shareholder is a party or by which the Company, its assets or the Shares held by such Shareholder are bound.

2.4 Financial Statements

(a) The Company has delivered to the Buyer the following financial statements (the “Financial Statements”):

(i) Audited, consolidated balance sheets of the Company for its fiscal years ended March 31, 2002 through March 31, 2005 and consolidated statement of income and member’s equity (deficit) and the consolidated statement of cash flows for the four (4) years then ended, certified by Y.Y. Chui & Co. Certified Public Accountants.

(ii) An unaudited consolidated balance sheet of the Company as of June 30, 2006 (the “Base Balance Sheet”) and consolidated statement of income and member’s equity (deficit) and the consolidated statement of cash flows for the period then ended, certified by a director of Company.

The Financial Statements relating to the fiscal year ended March 31, 2005 and the Base Balance Sheet are attached hereto as Schedule 2.5.

(b) The Financial Statements were prepared under the historical cost convention and in accordance with all applicable Statements of Standard Accounting Practice and Interpretations issued by the Hong Kong Institute of Certified Public Accountants (“SSAP”) applied on a consistent basis, are consistent in all material respects with the books and records of the Company and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein, subject to normal and recurring period end adjustments in the case of any such Financial Statements that are unaudited; provided, however, that any such normal and recurring period end adjustments will not have a Material Adverse Effect on the Company or the financial results, results of operations and/or cash flows thereof reported in such unaudited Financial Statements. Nothing has come to the attention of the Shareholders since such respective dates that would indicate that such Financial Statements are not true and correct in all material respects as of the date thereof.

2.5 Title to Assets. The Company has good and transferable title of record to all of its owned real property (if any) and a valid and enforceable leasehold interest in all of its leased real property, free and clear of all Claims. The Company has good title to or a valid and enforceable leasehold interest in all personal property used in the Business and the same is in good condition and repair in all material respects (ordinary wear and tear excepted). The Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has the Company received written notice of any violation with which it has not complied in all material respects.

2.6 Taxes. The Company has timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such tax returns filed by the Company are true, correct and complete in all material respects. The Company has paid or caused to be paid all Taxes required to be paid by it through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due. The provisions for Taxes in the Base Balance Sheet are sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company and since the date of the Base Balance Sheet the Company has incurred no Taxes other than in the ordinary course of its business.

2.7 Accounts Receivable; Accounts Payable

(a) All of the accounts receivable of the Company are valid and enforceable claims, are, to the Company’s knowledge, subject to no set-off or counterclaim, and are fully collectible in the normal course of business, after deducting the reserve for doubtful accounts stated in the Base Balance Sheet, which reserve is in accordance with the historical cost convention and in accordance with SSAP. Since the date of the Base Balance Sheet, the Company has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections. The Company does not have any accounts receivable or loans receivable from any person which is affiliated with it or any of its directors, officers, employees or shareholders.

(b) All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the date of the Base Balance Sheet, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices. The Company has no account payable to any person which is affiliated with it or any of its directors, officers, employees or shareholders.

2.8 Absence of Undisclosed Liabilities. Except as explicitly accrued for on the Base Balance Sheet, as set forth on Schedule 2.8 or as a result of the operation of the Company’s business in the ordinary course (in a manner consistent with past practices), the Company does not have any liability or obligation of any nature, whether accrued, absolute or contingent, asserted or unasserted.

2.9 Absence of Certain Developments. Since March 31, 2005, except as set forth on Schedule 2.9 attached hereto, the Company has conducted its business only in the ordinary course consistent with past practice and, except for general industry and economic conditions, there has been no adverse change in the condition (financial or otherwise) of the Company or in the assets, liabilities or Business of the Company.

2.10 Intellectual Property

(a) Schedule 2.10(a) attached hereto contains a complete and accurate list of all Patents owned by the Company or otherwise used by the Company in the Business (“the Company Patents”), Marks owned by the Company or otherwise used by the Company in the Business (“the Company Marks”) and Copyrights owned by the Company or otherwise used by the Company in the Business (“the Company Copyrights”) other than “off-the-shelf” software used by the Company in the Business. Except as set forth on Schedule 2.10(a) attached hereto:

(i) The Company exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets which, to the Company’s knowledge, are necessary for the operation of the Business, free and clear of all Claims.

(ii) All the Company Patents, the Company Marks and the Company Copyrights owned by the Company which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable.

(iii) There are no pending or threatened claims against the Company, the Shareholders or, to the Company’s knowledge, any of its employees alleging that any of the Company Intellectual Property Assets or the Business infringes or conflicts with the rights of others under any Intellectual Property Assets (“Third Party Rights”).

(iv) Neither the Business nor any of the Company Intellectual Property Assets owned by the Company infringes or conflicts with any Third Party Right.

(v) The Company has not received any communications alleging that the Company has violated or, by conducting the Business, would violate any Third Party Rights or that any of the Company Intellectual Property Assets is invalid or unenforceable.

(vi) No current or former employee or consultant of the Company owns any rights in or to any of the Company Intellectual Property Assets.

(vii) The Company is not aware of any violation or infringement by a third party of any of the Company Intellectual Property Assets.

(viii) The Company has taken reasonable security measures to protect the secrecy and confidentiality of all Trade Secrets used in the Business (“the Company Trade Secrets”), including, without limitation, requiring all the Company employees and consultants and all other persons with access to the Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Buyer, and, to the Company’s knowledge, there has not been any breach by any party to such confidentiality agreements.

(b) Schedule 2.10(b)(i) attached hereto contains a complete and accurate list of all third party-software used in the Business whether the license for such software is in the name of the Company. Except as set forth on Schedule 2.10(b)(ii) attached hereto, the Company’s use of any such software does not violate the rights of any such third party or the terms of the applicable licenses.

2.11 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or affecting the properties or assets of the Company, or, as to matters related to the Company, against any officer, director, shareholder or key employee of the Company in their respective capacities in such positions, nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted.

2.12 Employment Matters.

(a) Except as set forth on Schedule 2.12 attached hereto, the Company does not have in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, severance, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. The Company is in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth on Schedule 2.12 attached hereto, upon termination of the employment of any employees, the Company will not be obligated to provide advance notice of termination of employment or be liable to any such employees for so-called “severance pay” or retiree health benefits. The Company is in material compliance with the terms of all employee benefit plans, programs and agreements (“Employee Plans”), including, without limitation, those plans, programs and agreements listed on Schedule 2.12 attached hereto, and each such Employee Plan is in compliance, in all material respects, with all applicable laws and regulations. Except as set forth on Schedule 2.12 attached hereto, each Employee Plan is terminable in the discretion of the Company without liability to the Company upon or following such termination. With respect to each Employee Plan, all required filings have been timely filed.

(b) the Company employs approximately twelve (12) full-time employees. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company as of the date hereof or any amounts required to be reimbursed to such employees. Except as set forth on Schedule 2.12 attached hereto, there are no charges of employment discrimination, wrongful termination, sexual harassment, breaches of express or implied employment arrangements, or unfair labor practices, nor are there any strikes, slowdowns, stoppages or work, or any other concerted interference with normal operations, existing, pending or, to the Company’s knowledge, threatened against or involving the Company. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) and no claim therefore has been asserted.

2.13 Approvals; Compliance with Laws. The Company has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively “Approvals”) necessary to permit it to own its properties and to conduct the Business as it is presently conducted and all such Approvals are valid and in full force and effect. No Approval is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. Save for any act which may amount to violation of any applicable law which the Buyer has knowledge of prior to the signing of this Agreement, the Company is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal, non-U.S. or other governmental authority, which apply to the conduct of the Business by the Company. The Company has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company, or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

2.14 Working Capital. As of immediately following the Closing (and after giving effect to the consummation of all the transactions contemplated hereby), the Company has cash and cash equivalents of not less than HK$6,771,096 (equivalent to approximately US$871,825) and has working capital (defined as current assets minus current liabilities) of not less than HK$8,669,812 (equivalent to approximately US$1,116,294), in each case determined in accordance with SSAP in a manner consistent with past practices.

2.15 Investments in Competing Business. Each of the Shareholders has, prior to the Closing, divested himself of all investments in any Competing Business (as defined below), including, without limitation, any investment or ownership interest in Ascender Corporation, and no portion of any such investment or ownership interest was divested to, or is currently held by, any Affiliate of any Shareholder. The Shareholders’ divestiture of their investment in, or ownership interest in, Ascender Corporation was consummated in accordance with the documentation previously provided to Buyer.

Section 3 - Representations and Warranties of Buyer

In order to induce the Company and the Shareholders to enter into this Agreement, Buyer represents and warrants to the Shareholders as follows:

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own and lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and or such business is conducted by it.

3.2 Authority. Buyer has full right, authority and power to enter into this Agreement and each Transaction Document executed and delivered by it pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each Transaction Document to which it is a party have been duly authorized by all necessary action thereof and no other action on the part thereof is required in connection therewith. This Agreement and each Transaction Document executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations thereof enforceable against it in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to general principles of equity. The execution, delivery and performance by Buyer of this Agreement and each Transaction Document to which Buyer is a party: (a) do not and will not violate any provision of Buyer’s certificate of incorporation or bylaws, (b) do not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and (c) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or any other agreement, mortgage, lease, permit, order, judgment or decree to which Buyer is a party and which is material to the business and financial condition thereof.

3.3 Royalty Payments.

Buyer has paid to the Company all royalty and other payments for all products or services provided by the Company prior to Closing.

Section 4 - Indemnification

4.1 Survival of Representations, Warranties and Covenants.

All representations, warranties, covenants, and agreements of the Shareholders and Buyer made in this Agreement (and if applicable, in the Disclosure Schedule delivered to the Buyer) (i) shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such party or its representatives and (ii) shall bind the parties’ successors and assigns (including, without limitation, any successor of any party by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and their respective successors and assigns, whether so expressed or not.

4.2 Obligation to Indemnify.

(a) Each of the Shareholders jointly and severally, on his, her or its own behalf and on behalf of his, her or its successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Section 4.2, the “Indemnifying Parties”, and each individually, an “Indemnifying Party”) agrees, to defend, indemnify and hold Buyer, harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing including any consequential damages) (“Losses”) which may be sustained or suffered by Buyer based upon, arising out of, or by reason of any of the following:

(i) any inaccuracy in, or any breach of, any representation, warranty or agreement of any Shareholder contained in this Agreement; or

(ii) any liability which (A) is not stated or adequately reserved against on the Base Balance Sheet, (B) does not constitute a normal and recurring operating liability incurred in the ordinary course of business, or (C) is not disclosed in Schedule 2.8 of the Disclosure Schedule, and, in each case, which was incurred prior to, or as a result of any event or circumstance occurring or existing prior to, the Closing.

(b) Buyer agrees to defend, indemnify and hold the Shareholders harmless from and against any and all Losses which may be sustained or suffered by any Shareholder based upon, arising out of or by reason of any breach of any representation, warranty or agreement of Buyer contained in this Agreement.

4.3 Set Off; Exclusivity of Remedies.

(a) Notwithstanding anything to the contrary herein, but subject nevertheless to Section 4.4, Buyer shall only be entitled to recover any indemnification payment for Losses hereunder by holding back and set off the amount of such payment against the Second Escrow Release Amount.

(b) In the absence of fraud or intentional misrepresentation, after the Closing, the indemnification rights in this Section 4 are the sole and exclusive monetary remedies of the parties with respect to this Agreement and the transactions contemplated hereby; provided that nothing in this Section 4.3 shall limit the rights of the parties hereto to equitable remedies of specific performance.

4.4 Limitations on claims for indemnification.

(a) Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, only the Shareholders who, immediately prior to the Closing Date, owned more than five percent (5%) of the Shares shall be liable to Buyer for any claims for indemnification pursuant to this Section 4; provided, however, that the limitations set forth in this sentence shall not apply with respect to breaches of any representations or warranties made in Sections 2.2, 2.3 or 6 of this Agreement.

(b) Time Limitations. Except for claims for indemnification relating to any breach of any representation or warranty contained in Sections 2.2, 2.3 or 6 and 2.3, there shall be no liability for indemnification under this Section 4 for any claim for indemnification hereunder against any Shareholder unless such claim shall be made within two (2) years of the Closing Date.

(c) Further Limitations.

(i) No claim for indemnification pursuant to this Section 4 or any Losses referred to therein shall be brought against Buyer or any Shareholder unless the amount that would otherwise be recoverable from such Shareholder or Buyer (as applicable) in respect of such claim exceeds US$10,000.00, in which case Buyer or such Shareholder (as applicable) shall only be liable for amounts in excess of US$10,000.00.

(ii) Except for claims for indemnification relating to any breach of any representation or warranty contained in Sections 2.2, 2.3 and 6, no Shareholder shall be liable in respect of claims for indemnification pursuant to this Section 4 or any Losses referred to therein, for any amount, when aggregated with all such claims made against all Shareholders, in excess of US$250,000.

(iii) Buyer shall not be liable in respect of claims for indemnification pursuant to this Section 4 or any Losses referred to therein, for any amount, when aggregated with all such claims made against Buyer, in excess of US$250,000.

(iv) Neither Buyer nor any Shareholder may bring a claim for indemnification under this Section 4 if it does not believe in good faith that it is entitled to indemnification hereunder.

4.5 Notice of claims of indemnification.

Any notice in relation to a claim for indemnification must be given in the manner set forth in Section 8 hereof (“Indemnification Notice”). An Indemnification Notice must be delivered to each Shareholder even if the claim for indemnification is brought by Buyer against a particular Shareholder.

Section 5 - Post-Closing Covenants

5.1 Non-Competition; Non-Solicitation; Confidentiality.

(a) Non Competition. From and after the Closing and until the fifth (5th) anniversary thereof (the “Restricted Period”), without the prior written consent of Buyer, no Shareholder, nor any of its successors or assigns, shall, for any reason, whether directly or indirectly, through any Subsidiary, Affiliate or otherwise, as shareholder, member, manager, partner, employee, consultant, director or otherwise, engage, participate, or invest in any business that engages or participates, in any Competing Business (as defined below) anywhere in the world.

For purposes of this Agreement, the term “Competing Business” shall mean any business or other Person that hosts, sells, develops or otherwise offers (i) any Embedded Technology (as defined below) or tools that directly support, develop or enhance any Embedded Technology, or are specifically intended to enhance tools that are utilized in the development process of the Embedded Technology (whether as products or through related services) to any original equipment manufacturer (each, an “OEM”) or original design and manufacturer (each, an “ODM”), including, without limitation, any rendering or layout technologies, fonts or productivity tools to any OEM or ODM that services the Printer, Mobile, Set Top Box, Digital TV, or other consumer electronics markets (each, a “Competing Market Segment”), or (ii) stand alone typefaces via online, direct to enterprise, or other sales activities relating thereto to any stand alone typeface. Notwithstanding anything in this Section 5.1(a) to the contrary, “Competing Business” shall not include any business of Abacus existing on the date hereof that hosts, sells, develops or otherwise offers component layout and rendering technologies or productivity tools as of the date hereof provided that such products are sold as an integrated component of a system and not sold or offered in any Competing Market Segment. For purposes of this Agreement, the term “Embedded Technology” means any technology offering that is, or is intended to be, licensed to an OEM or ODM (whether a current or future customer) that services a Competing Market Segment for integration to a hardware product or software platform intended for eventual integration into a hardware product developed and distributed by such OEM or ODM.

(b) Non-Solicitation. During the Restricted Period, without the prior written consent of Buyer, no Shareholder, nor any of its successors or assigns, shall, for any reason, whether directly or indirectly, through any Subsidiary, Affiliate or otherwise, as shareholder, member, manager, partner, employee, consultant, director or otherwise, engage, participate, or invest in any business that engages or participates, in (i) soliciting, hiring, employing, engaging, calling upon, or diverting whether as an employee, officer, director, agent, consultant or independent contractor, any employee, officer, director, agent, consultant, independent contractor, supplier or vendor of Buyer or the Company, or (ii) soliciting, calling upon or diverting, any customer or client (whether a customer or client on the date hereof or in the future) of the Business, the Company or the Buyer that is a business unit within an OEM or ODM that is responsible for the development, design, manufacture, support, or finish product integration of a hardware platform, platform software, or component architecture.

(c) Confidentiality. Each Shareholder agrees that it will not disclose to any Person other than representatives of Buyer or the Company any information of a confidential or proprietary nature relating to any products, properties, methods, designs, know-how, inventions, improvements, trade secrets, suppliers, customers, or customers’ requirements relating to the Business, the Company or to Buyer’s business.

(d) Modification if Unenforceable. The parties hereto agree and acknowledge that if any provision of this Section 5.1 is held to be invalid or unenforceable for any reason, such provision shall, to the extent permitted by law, be adjusted (rather than voided) to achieve the intent of the parties hereto to have the widest possible non-competition or non-solicitation covenant with respect to the matters covered by such provision.

5.2 Investment in Public Companies. Sections 2.15 and 5.1 shall not apply to any investment in not more than five percent (5%) of the issued shares of any company listed on an internationally reorganized stock exchange.

Section 6 - Compliance with Securities Laws

Each Shareholder hereby severally (but not jointly) represents and covenants, as applicable, to the Buyer as to itself, and not as to any other Shareholder, as follows:

6.1 Investment Intent of Shareholder. Each Shareholder represents and warrants, severally as to itself, to the Buyer that it is acquiring the Convertible Note, as applicable, for its own account, with no present intention of selling or otherwise distributing the same.

6.2 Status of Securities. Each Shareholder has been informed by the Buyer that none of the Securities have been nor will be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

6.3 Sophistication and Financial Condition of Shareholders. Each Shareholder represents and warrants to the Buyer that it is (i) an Accredited Investor (as defined in Regulation D promulgated under the Securities Act), or (ii) a non-U.S. Person (as defined below), and in either case, that it is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Securities.

6.4 Legend. Each of the Securities shall be imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (A) (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT, (2) PURSUANT TO THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE ACT (“REGULATION S”) OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (B) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS. HEDGING TRANSACTIONS INVOLVING REGULATION S SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

6.5 Exculpation Among Shareholders. Each Shareholder acknowledges that it is not relying upon any person, firm or corporation (including without limitation any other Shareholder), other than the Buyer and its officers and directors, in making its investment or decision to invest in MHI. Each Shareholder agrees that no other Shareholder (acting in such capacity) nor the respective controlling persons, officers, directors, partners, agents or employees of any such other Shareholder shall be liable to any other Shareholder in connection with this investment for any action taken or omitted to be taken by any of them prior to the date hereof in connection with the Securities.

6.6 Regulation S Restrictions.

(a) Each Shareholder who is not a “U.S. person” as such term is defined in Rule 902(k) of Regulation S of the Securities Act (a “Non-U.S. Person”) hereby (i) certifies that he, she or it is a Non-U.S. Person and is not acquiring the Securities for the account or benefit of a “U.S. person” (as such term is defined in Rule 902(k) of Regulation S of the Securities Act); (ii) agrees that any resale of the Securities purchased by he, she or it (as applicable) shall be in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration; (iii) agrees not to engage in any hedging transactions with regard to such Securities unless in compliance with the Securities Act; (iv) represents that it has satisfied itself as to the compliance in all material respects by it with the laws of its jurisdiction required to be complied with by it in connection with any invitation by MHI to it to subscribe for the Securities, including (A) the legal requirements within its jurisdiction for the purchase of the Securities by it; (B) any foreign exchange restrictions applicable to it; (C) any governmental or other consents that may need to be obtained by it and (D) the income tax and other tax consequences to it, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the shares of the Securities; and (v) to its knowledge, its subscription and payment for and continued beneficial ownership of the Securities will not violate any securities or other laws of the jurisdictions that are applicable to it.

(b) Each Shareholder agrees that, to the extent necessary pursuant to Regulation S of the Securities Act, MHI may refuse to register any transfer of the Securities not made in accordance with the provisions of such Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

Section 7 - Definitions

7.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” of a Person means (i) with respect to a Person, any member of such Person’s family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, manager, member, shareholder, partner, or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a Person or entity, any Person or entity which directly or indirectly controls, is controlled by, or is under common control with such Person or entity.

(b) “Business” means the business of the Company as currently conducted.

(c) “Consulting Agreement” means the Consulting Agreement executed by Abacus and the Company substantially in the form attached hereto as Exhibit C.

(d) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “Copyrights” means, collectively, copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.

(f) “Employment Agreements” means, collectively, the Employment agreements executed by the Company and each of Chun Tak Chiu Ricky and Hui Tai Pang Robin, substantially in the forms attached hereto as Exhibits D-1 and D-2 respectively, together with any and all exhibits and attachments thereto.

(g) “Intellectual Property Assets” means, collectively, Patents, Marks, Copyrights, Trade Secrets and any goodwill, franchises, licenses, permits, consents, other Approvals, and claims of infringement against third parties.

(h) “Marks” means, collectively, trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration.

(i) “Material Adverse Effect” means a material adverse effect on the properties, business, prospects, assets or financial condition of the applicable party.

(j) “Patents” means, collectively, patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented).

(k) “Person” means an individual, corporation, limited liability company, partnership, association, trust, any unincorporated organization or any other entity;

(l) “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used by the Company in the Business. “Company Intellectual Property Assets” includes, without limitation, the Company Patents, the Company Marks, the Company Copyrights and the Company Trade Secrets.

(m) “Subsidiary” of a Person means any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.

(n) “Taxes” means all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties.

(o) “Trade Secrets” means, collectively, know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results.

Section 8 - Miscellaneous

8.1 Fees and Expenses. Except as explicitly set forth herein, each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement or any Transaction Document, including, without limitation, legal, accounting or other professional expenses.

8.2 Governing Law; Jurisdiction; Venue

(a) This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

(b) TO THE EXTENT THAT EITHER PARTY SEEKS JUDICIAL INTERVENTION IN RESPECT OF ANY DISPUTES, CLAIMS, OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE NEGOTIATION, VALIDITY OR PERFORMANCE HEREOF AND THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN NEW YORK CITY, NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTION DOCUMENTS. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE.

(c) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF THE COURTS DESCRIBED IN SECTION 8.2(b) HEREOF. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 8.3 HEREOF.

8.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of seven (7) days after deposit in the postal service properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

to Buyer:	Monotype Imaging, Inc.
500 Unicorn Drive
Woburn, MA 01801
Facsimile No.: (781) 970-6001
Attn: Chief Financial Officer

With a copy to:	Goodwin, Procter LLP
Exchange Place
Boston, MA 02109
Facsimile No.: (671) 523-1231
Attn: Jeffrey C. Hadden

To any Shareholder	In accordance with the notice information set forth on such Shareholder’s signature page hereto.

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

8.4 Entire Agreement. This Agreement, including the schedules, appendices and exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such schedules, appendices and exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such schedules, appendices or exhibits or in such other writings.

8.5 Assignability; Binding Effect. This Agreement may not be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

8.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one (1) and the same document.

8.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

[Signature Pages to Follow]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER:

MONOTYPE IMAGING, INC.

By:	/s/ Robert M. Givens
	Name:	Robert M. Givens
	Title:	President and Chief Executive Officer

SHAREHOLDERS:

/s/ Chun Tak Chiu Ricky
CHUN TAK CHIU RICKY

Address:

18H, Yat Wah Mansion
Lei Keing Wan, Hong Kong

/s/ Tsui Eddy Wing Keung
TSUI EDDY WING KEUNG

Address:

Flat B, 5/F, Block 28
South Horizons, Hong Kong

/s/ Hui Tai Pang Robin
HUI TAI PANG ROBIN

Address:

11/F, Flat B

Kwong Fung House
18 Nam Cheong Street
Shum Shui Po
Kowloon, Hong Kong

SCHEDULE I

Shareholders	No. of Shares	Consideration at Closing

Chun Tak Chiu Ricky Account Information: Hang Seng Bank Account Number 289-321606-882 Address: 83 Des Voeux Road Central, Hong Kong	3,800 ordinary shares 9,023,758 deferred shares	US$2,039,174 US$1

Tsui Eddy Wing Keung Account Information: HSBC (The Hongkong and Shanghai Banking Corporation Limited) Account Number 082-286352-833 Address: 1 Queen’s Road Central Hong Kong	3,800 ordinary shares	US$2,039,175

Hui Tai Pang Robin Account Information: HSBC (The Hongkong and Shanghai Banking Corporation Limited) Account Number 110-6-017252 Address: 1 Queen’s Road Central Hong Kong	401 ordinary shares	US$214,650

	Total:	US$4,293,000